Exhibit 10.16

POZEN INC.

Summary of Director Compensation

Compensation of Non-Employee Directors

Set forth below is a summary description of the principal terms of the compensation arrangements for non-employee directors of POZEN Inc. (the “Company”), as amended and effective January 1, 2007. This amended compensation program was approved by the Company’s Board of Directors at a meeting held on February 13, 2007.

Cash Compensation. The Company reimburses each non-employee director for out-of-pocket expenses incurred in connection with attending Board and committee meetings and otherwise in connection with service as a director. The Company also pays each non-employee director the following retainer fees:

•	An annual retainer of $30,000

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An annual retainer for Board committee Chairs, as follows: $5,000 for service as Chair of the Nominating/Corporate Governance Committee; $7,500 for service as Chair of the Compensation Committee; and $10,000 for service as Chair of the Audit Committee

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An annual retainer for Board committee members (other than committee Chairs), as follows: $3,750 for service on the Nominating/Corporate Governance Committee; $5,000 for service on the Compensation Committee; and $7,500 for service on the Audit Committee

All retainers are payable quarterly and pro-rated for service of less than a full quarter; retainers may be reduced if a director fails to attend at least 75% of all required Board and committee meetings. No compensation is paid to directors for attendance at individual Board or Board committee meetings.

Equity Compensation. Each non-employee director is eligible to receive the following equity compensation:

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Upon his or her initial election to the Board, stock options to purchase 20,000 shares of the Company’s common stock. This initial grant vests annually over three years, subject to continued service as a director.

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On the date of each annual meeting of stockholders, a combination of 2,000 restricted stock units (RSUs) payable in shares of the Company’s common stock and stock options to purchase 5,000 shares of the Company’s common stock. The RSUs and the stock options vest on the earlier of the one-year anniversary of the grant or the date of the next annual stockholder meeting, subject in either case to the director’s continued service on the Board at such date.

Both the initial and the annual stock options are granted at an exercise price per share equal to the closing price of the Company’s common stock, as reported on NASDAQ, on the date of grant, and are exercisable for a period of three years following the date the director’s service on the Board terminates, to the extent vested as of such date. Directors who join the Board less than 90 days prior to the date of the next annual stockholder meeting will receive a 50% reduction in their initial year’s annual RSUs and stock options. All stock options and RSUs awarded pursuant to this director compensation program are granted under and subject to the terms and conditions of the Company’s amended and restated 2000 Equity Compensation Plan, including without limitation the terms providing for acceleration of vesting upon a change of control.

As a part of the amended compensation program, the Board established a non-employee director stock ownership guideline of shares equal in value to three times the annual director retainer of $30,000, to be acquired over a five year period. Directors are generally encouraged to hold their shares of Company stock while they serve on the Board. .

The Board also established a retirement program based on a combination of age and years of service pursuant to which qualifying directors may become entitled to receive extended exercisability or accelerated vesting of outstanding options. If a non-employee director leaves the Board at age 55 or older having served as a director for at least six years, which need not be served consecutively, the period of time in which the director may exercise any vested outstanding stock options may be extended to a period not to exceed the later of the end of the calendar year, or the fifteenth day of the third month following the date, when the option would otherwise have expired. If a qualifying director has served for at least 12 years, which need not be served consecutively, at the time of retirement from the Board, all unvested grants may also be accelerated.

Directors who are also Company employees do not receive any additional compensation for their service as directors of the Company.